Media Contact: Katrine Kubis
Avanos Medical, Inc.
CorporateCommunications@Avanos.com

Avanos Medical Announces Appointment of David Pacitti as Chief Executive Officer

ALPHARETTA, Ga., March 17, 2025/PRNewswire/ -- Avanos Medical, Inc. (NYSE: AVNS), a leading medical technology company, today announced the appointment of David Pacitti as its new chief executive officer, effective April 14, 2025.
Pacitti joins Avanos with a distinguished career in the healthcare sector, most recently serving as president of Siemens Medical Solutions USA, Inc. and Head of the Americas, Siemens Healthineers. In this capacity, he played a pivotal role in driving strategic growth and operational excellence while leading the marketing, sales, service, and support functions in North America and Latin America across the entire Siemens Healthineers portfolio, including medical imaging, laboratory diagnostics, therapy solutions, and services.
“We are delighted to welcome David Pacitti as the new CEO of Avanos Medical,” said Gary Blackford, chair of the Avanos board of directors. “David’s extensive industry expertise, leadership acumen, and strategic vision make him the ideal choice to lead Avanos in its next phase of growth and success.”
Prior to joining Siemens Healthineers in 2015, Pacitti held several leadership roles at Abbott Vascular, including division vice president of U.S. commercial operations, sales and marketing, where he oversaw the company's North American business and played a pivotal role in key launches, including Abbott Vascular’s first drug-eluting stent franchise and structural heart franchise. From 2009 to 2013, he served as vice president of commercial operations, and from 2006 to 2009, he was vice president of global marketing. Pacitti joined Abbott Vascular through its acquisition of Guidant Corp, where he held positions of increasing responsibility from 1995 to 2006.
Pacitti serves as chair of the AdvaMed Medical Imaging Technology Division’s board of directors and on the boards for Orchestra BioMed and the Siemens Foundation. He is also a member of the CEO Council for Growth at the Chamber of Commerce for Greater Philadelphia, the Children’s Hospital of Philadelphia Corporate Council, the Medical University of South Carolina (MUSC) President’s Advisory Group, and the NextGen Advisory Board for the University of Missouri.
“I am honored to lead such a dynamic organization,” stated Pacitti. “Avanos has a strong portfolio of market-leading products and is committed to delivering breakthrough medical device solutions that improve quality of life. I look forward to building on our success and driving long-term value for our stakeholders.”
Pacitti holds a bachelor’s degree from Villanova University and an MBA from the University of Maryland.

About Avanos Medical
Avanos Medical (NYSE: AVNS) is a medical technology company focused on delivering clinically superior medical device solutions that will help patients get back to the things that matter. Headquartered in Alpharetta, Georgia, Avanos is committed to addressing some of today’s most important healthcare needs, including providing a vital lifeline for nutrition to patients from hospital to home, and reducing the use of opioids while helping patients move from surgery to recovery. Avanos develops, manufactures and markets its recognized brands globally and holds leading market positions in multiple product categories. For more information, visit www.avanos.com and follow Avanos Medical on X (@AvanosMedical), LinkedIn and Facebook.